Filed pursuant to Rule 424(b)(3)
Registration No. 333-198881

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated February 4, 2015

PETROSHARE CORP.
___________________
4,600,000 Shares
of Common Stock
Offered by
PetroShare Corp.
___________________
9,426,003 Shares
of Common Stock
Offered by
Selling Shareholders

This prospectus supplement No. 1 is part of, supplements and updates, and should be read in conjunction with our prospectus dated February 4, 2015. The terms "our" and the "Company" refer to PetroShare Corp.

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K (without exhibits) filed with the Securities and Exchange Commission on March 5, 2015.  This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, dated February 4, 2015, with respect to the offering of 4,600,000 shares of common stock offered by the Company and 9,426,003 shares of common stock offered by the selling shareholders.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 5, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
____________________________

Date of Report (Date of earliest event reported): February 27, 2015

PETROSHARE CORP.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	333-198881 (Commission File Number)	46-1454523 (I.R.S. Employer Identification No.)

7200 S. Alton Way, Suite B-220
Centennial, Colorado 80112
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number including area code:  (303) 500-1160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On February 27, 2015, PetroShare Corp. (the "Company") accepted an assignment of an oil and gas lease ("Assignment") from Kingdom Resources, LLC, a privately-held limited liability company organized under the laws of the State of Colorado ("Kingdom"), under which Kingdom assigned to the Company its interest in an oil and gas lease covering approximately 309 net acres in sections of Township 1 South, Range 67 West of the 6th P.M., located in Adams County, Colorado.  The Assignment is for a primary term of five (5) years, beginning November 24, 2014.  Acceptance of the Assignment requires the Company to pay a landowner's bonus to the lessor equal to $634,865, a contractor fee of $63,486 to Kingdom and expenses of $26,901, for a total payment of $725,252.  The Assignment conveys to the Company an 80% net revenue interest in the acreage, after accounting for landowner and other royalties.

  The Assignment was made pursuant to an Agreement for Services dated November 12, 2014 between the Company and Kingdom ("Services Agreement"). Under the terms of the Services Agreement, Kingdom has agreed to pursue the acquisition of oil and gas leases and other mineral interests located in a contract area within the Wattenberg Field of northeast Colorado on behalf of the Company.  If presented with an assignment or other proposed conveyance of leases or other mineral interests in the contract area, the Company has the exclusive right for a period of five days to accept the proposed assignment.  If the Company does not accept the assignment, the Services Agreement provides that Kingdom may retain the interest itself or offer it to a third party.   The Company accepted the Assignment on February 27, 2015.  A copy of the Services Agreement is attached to this report as Exhibit 10.1 and the summary of such Exhibit in this report is expressly qualified by reference to such Exhibit.

Closing of the acquisition is expected to occur on or before April 13, 2015, subject to receipt of sufficient working capital by the Company.

Item 7.01.     Regulation FD Disclosure

The Company issued a press release on March 2, 2015 announcing the acquisition of the lease from Kingdom. A copy of the press release is attached to this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01.      Financial Statements and Exhibits.

(d)   Exhibits.  The following exhibits are filed or furnished with this report:

10.1	Agreement for Services between the Company and Kingdom Resources, LLC dated November 12, 2014.

99.1	Press release dated March 2, 2015.

Caution Concerning Forward-Looking Statements

This report and the news release contain certain forward looking-statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements and information expressed, as of the date of this report, the Company's estimates, forecasts, projections, expectations or beliefs as to certain future events and results.  These forward-looking statements include, among others, statements regarding the benefits that the Company expects from proposed transactions, the anticipated closing of the transaction, and plans and objectives of management for future operations.  Forward-looking statements and information are necessarily based on a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements and information.

Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to receipt of working capital, the risks of obtaining sufficient capital, the level of success in exploration, development and production activities, possible defects in title to properties, the ability to negotiate acceptable surface-use agreements with landowners, fluctuations in the market price of precious crude oil and natural gas, industry risks, possible federal and/or state initiatives related to regulation of hydraulic fracturing, risks related to permitting and the projected timeframes to receive the necessary permits, the construction of crude oil production operations and commencement of production and the projected costs thereof, possible failure of exploration and development activities to yield oil or gas in commercially viable quantities, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of crude oil and natural gas resources and reserves and other risks.  Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof.  The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law.  See the Company's Prospectus and other filings with the Securities and Exchange Commission, under the caption "Risk Factors" for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company.  All forward-looking statements and information made in this report and the news release are qualified by this cautionary statement.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PetroShare Corp.

Date: March 5, 2015	By: /s/ Stephen J. Foley
Stephen J. Foley, Chief Executive Officer

Exhibit Index

The following is a list of the Exhibits filed or furnished herewith.

Exhibit Number	Description of Exhibit

10.1	Agreement for Services between the Company and Kingdom Resources, LLC dated November 12, 2014.

99.1	Press release dated March 2, 2015.